PanAmSat Announces
                            Financing Transactions
                         Including Debt Tender Offers


WILTON, CT, July 14, 2004 -- PanAmSat Corporation (the "Company" or "PanAmSat") (NASDAQ: SPOT) announced today that, in connection with the anticipated sale of PanAmSat to affiliates of Kohlberg Kravis Roberts & Co., The Carlyle Group and Providence Equity Partners, Inc. (the "Acquisition"), it will commence certain related financing transactions consisting of the borrowing of new senior secured and unsecured indebtedness and the repayment of certain indebtedness. After completion of the refinancing transactions, which are scheduled to close at the same time as the Acquisition, PanAmSat intends to have indebtedness of approximately $4.2 billion outstanding (including amounts undrawn under a revolving credit facility), consisting of:

     o new senior secured credit facilities with $2,660 million of term loans and a $250 million revolving credit facility;

     o    up to $1,010 million of new senior unsecured indebtedness; and

     o    approximately $275 million of existing senior secured notes.

As part of its debt repayment, PanAmSat has commenced a cash tender offer (and related consent solicitation described below) to purchase any and all of the $800 million outstanding principal amount of its 8 1/2% Senior Notes due 2012 ("8 1/2% Notes") (the "8 1/2% Notes Tender Offer") and a cash tender offer to purchase any and all of the $275 million outstanding principal amount of its 6 1/8% Notes due 2005 ("6 1/8% Notes") (the "6 1/8% Notes Tender Offer"). The 8 1/2% Notes Tender Offer and the 6 1/8% Notes Tender Offer are conditioned upon the satisfaction of all conditions precedent to the Acquisition (other than, in the case of the 8 1/2% Notes Tender Offer, the condition relating to the receipt of sufficient consents in the 8 1/2% Notes Tender Offer). The other financing transactions are conditioned upon the consummation of the Acquisition, and the Acquisition is conditioned upon these financing transactions (except the 6 1/8% Notes Tender Offer). Additional information regarding the Acquisition and the related transactions can be found in the Company's Securities and Exchange Commission filings.

In conjunction with the 8 1/2% Notes Tender Offer, PanAmSat is soliciting consents to effect certain proposed amendments to the indenture governing the 8 1/2% Notes. The 8 1/2% Notes Tender Offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement (the "8 1/2% Notes Offer to Purchase") dated July 14, 2004, which more fully sets forth the terms and conditions of the 8 1/2% Notes Tender Offer.

The total consideration offered for the 8 1/2% Notes, paid in cash, is equal to, per $1,000 principal amount of 8 1/2% Notes, the present value, as of the settlement date, for 8 1/2% Notes purchased in the offer, of (i) the earliest redemption price for the 8 1/2% Notes ($1,042.50) and (ii) the interest that would accrue from the last interest payment date and that would be payable on each interest payment date occurring on and prior to the earliest redemption date, February 1, 2007, calculated based on (A) the yield to maturity on the 2.250% U.S. Treasury Note due February 15, 2007, based on the bid price of such reference security as of 2:00 p.m., New York City time, on the tenth business day immediately preceding the expiration date, as displayed on Bloomberg Government Pricing Monitor on "Page PX5," plus (B) 50 basis points, minus accrued and unpaid interest from the last interest payment date to, but not including, the settlement date (the "8 1/2% Notes Total Consideration") (rounded to the nearest cent). The purchase price is the 8 1/2% Notes Total Consideration minus a consent payment in an amount in cash equal to $20.00 per $1,000 principal amount of 8 1/2% Notes in respect of 8 1/2% Notes validly tendered and not validly


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withdrawn as to which consents to the amendments are delivered on or prior to
5:00 p.m., New York City time on July 27, 2004 (unless such date is extended).

Among other things, the proposed amendments to the indenture governing the 8 1/2% Notes would eliminate most of the indenture's restrictive covenants and would amend certain other provisions contained in the indenture. Adoption of the proposed amendments requires the consent of the holders of at least a majority of the aggregate principal amount of the 8 1/2% Notes outstanding. Holders who tender their 8 1/2% Notes will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their 8 1/2% Notes in the tender offer. Tendered 8 1/2% Notes may be withdrawn and consents may be revoked at any time prior to 5:00 p.m., New York City time, on July 27, 2004 (unless such date is extended), but not thereafter.

The 8 1/2% Notes Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on August 13, 2004 (unless such date is extended). The Consent Payment Deadline is at 5:00 p.m., New York City time, on July 27, 2004 (unless such date is extended). The 8 1/2% Notes Tender Offer is conditioned upon, among other things, a minimum tender of at least a majority of the aggregate principal amount of the 8 1/2% Notes outstanding, a requisite consent condition and the satisfaction of all conditions precedent to the Acquisition (other than the condition relating to the receipt of sufficient consents in the 8 1/2% Notes Tender Offer).

Citigroup Global Markets Inc. is acting as dealer manager and solicitation agent for the 8 1/2% Notes Tender Offer. The information agent for the 8 1/2% Notes Tender Offer is Global Bondholder Services Corporation. The tender agent for the 8 1/2% Notes Tender Offer is The Bank of New York. Questions regarding the 8 1/2% Notes Tender Offer may be directed to Citigroup Global Markets Inc., telephone number (800) 558-3745 (toll free) and (212) 723-6106 (call collect). Requests for copies of the 8 1/2% Notes Offer to Purchase and related documents may be directed to Global Bondholder Services Corporation, telephone number (866) 952-2200 (toll free) and (212) 430-3774.

The 6 1/8% Notes Tender Offer is being made pursuant to an Offer to Purchase (the "6 1/8% Notes Offer to Purchase") dated July 14, 2004, which more fully sets forth the terms and conditions of the 6 1/8% Notes Tender Offer.

The total consideration offered for the 6 1/8% Notes is an amount, paid in cash, equal to, per $1,000 principal amount of 6 1/8% Notes, the present value, as of the settlement date, for 6 1/8% Notes purchased in the offer, of
(i) $1,000 (the amount payable on January 15, 2005, which is the maturity date of the 6 1/8% Notes) and (ii) the interest that would accrue from the last interest payment date and that would be payable on the interest payment date occurring on the maturity date calculated based on (A) the yield to maturity on the 1.750% U.S. Treasury Note due December 31, 2004, based on the bid price of such reference security as of 2:00 p.m., New York City time, on the tenth business day immediately preceding the expiration date, as displayed on Bloomberg Government Pricing Monitor on "Page PX3," plus (B) 50 basis points, minus accrued and unpaid interest from the last interest payment date to, but not including, settlement date (the "6 1/8% Notes Total Consideration") (rounded to the nearest cent). The purchase price is the 6 1/8% Notes Total Consideration (as defined in the 6 1/8% Notes Offer to Purchase) minus an early tender premium in an amount in cash equal to $20.00 per $1,000 principal amount of 6 1/8% Notes in respect of 6 1/8% Notes validly tendered and not validly withdrawn on or prior to July 27, 2004 (unless such date is extended).

The 6 1/8% Notes Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on August 13, 2004 (unless such date is extended). The Early Tender Deadline is at 5:00 p.m., New York City time, on July 27, 2004 (unless such date is extended). The 6 1/8% Notes Tender Offer is conditioned upon, among other things, the satisfaction of all conditions precedent to the Acquisition.

Citigroup Global Markets Inc. is acting as dealer manager for the 6 1/8% Notes Tender Offer. The information agent for the 6 1/8% Notes Tender Offer is
Global Bondholder Services Corporation. The tender agent for the 6 1/8% Notes Tender Offer is JPMorgan Chase Bank. Questions regarding the 6 1/8% Notes Tender Offer may be directed to Citigroup Global Markets Inc., telephone number (800) 558-3745 (toll free) and
(212) 723-6106 (call collect). Requests for copies of the 6 1/8% Notes Offer to Purchase and related documents may be directed to Global Bondholder Services Corporation, telephone number (866) 952-2200 (toll free) and (212) 430-3774.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the 8 1/2% Notes or the 6 1/8% Notes nor is this announcement an offer or solicitation of an offer to sell any securities. The 8 1/2% Notes Tender Offer and 6 1/8% Notes Tender Offer are made solely by means of the 8 1/2% Notes Offer to Purchase and 6 1/8% Notes Offer to Purchase, respectively.

Through its owned and operated fleet of 24 satellites, PanAmSat is a leading global provider of video, broadcasting and network distribution and delivery services. In total, the Company's in-orbit fleet is capable of reaching over 98 percent of the world's population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as "expect," "believe," "continue," and "grow," as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company's expectations include general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Please refer to the Company's Securities and Exchange Commission filings for further information.